Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239010

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 17, 2020)

4,166,667 Shares of Common Stock

Underwriter Warrants to Purchase up to 270,833 Shares of Common Stock

Aytu BioScience, Inc.

We are offering 4,166,667 shares of our common stock, $0.0001 par value per share, in this offering. We are also offering the shares of common stock issuable from time to time upon exercise of the underwriter warrants being offered by this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AYTU.” On December 11, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $6.28 per share.

The underwriters may offer the shares of common stock from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the Nasdaq Capital Market, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement.

	Per share	Total
Public offering price	$6.00	$25,000,002.00
Underwriting discounts and commissions(1)	$0.45	$1,875,000.15
Proceeds to Checkpoint, before expenses	$5.55	$23,125,001.85

(1)	See “Underwriting” beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days from the closing date of this offering to purchase up to 625,000 additional shares of our common stock at the public offering price per share set forth above, less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $2,156,250.15, and the total proceeds to us, before expenses, will be approximately $26.59 million.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about December 15, 2020.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 10, 2020

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering.  When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering.  Neither the delivery of this prospectus supplement or the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, nor the sale of our common stock means that information contained in this prospectus supplement and the accompanying prospectus, including any free writing prospectus that we have authorized for use in this offering, is correct after their respective dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement to “Aytu,” the “Company,” “we,” “us,” or “our” refer to Aytu Bioscience, Inc. and our wholly-owned subsidiaries through which we conduct our business. The Aytu logo and certain Aytu product names are trademarks of Aytu in the United States and in other select countries. We may indicate U.S. trademark registrations and U.S. trademarks with the symbols “®” and “™”, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective owners.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2020 and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement and the documents incorporated by reference herein, our consolidated financial statements and the related notes and the other documents incorporated by reference herein.

Recent Developments

Reverse Stock Split

Effective as of December 8, 2020, we completed a 1-for-10 reverse stock split of our common stock. All references to numbers of shares of Common Stock and per-share information in this prospectus supplement have been adjusted retroactively, as appropriate, to reflect the 1-for-10 reverse stock split (the “Reverse Split”).

Merger Agreement with Neos Therapeutics, Inc.

On December 10, 2020, we and Aytu Acquisition Sub, Inc., a wholly owned subsidiary of Aytu (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neos Therapeutics, Inc. (“Neos”), which is listed on the Nasdaq Global Select Market.  The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Neos, with Neos surviving as a wholly owned subsidiary of Aytu (the “Merger”).

In the Merger, each share of Neos common stock issued and outstanding immediately prior to the effective time of the Merger (including any shares of Neos common stock issued upon settlement of outstanding Neos restricted stock units pursuant to the Merger Agreement, but excluding any Excluded Shares) will automatically be converted into the right to receive (1) 0.1088 shares of Aytu common stock (the “Exchange Ratio”) (provided that the Exchange Ratio is subject to adjustment with respect to the Bridge Note Adjustment (as defined below)) and (2) any cash in lieu of fractional shares of Aytu common stock.

Our stockholders will retain approximately a 70% ownership interest in the combined entity and Neos stockholders will receive approximately a 30% ownership interest in the combined entity.

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Neos common stock, (2) approval of the issuance of Aytu common stock by a majority of the votes cast by Aytu stockholders on the matter, (3) that the conditions to the Debt Facility Letters (as defined below) have been satisfied as of the time of closing, and that the lenders do not dispute the satisfaction thereof, (4) accuracy of each party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (5) the absence of a material adverse effect of either party and (6) compliance in all material respects with each party’s obligations under the Merger Agreement and certain other conditions.

Either Neos or Aytu may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed on or before September 10, 2021 (the “Outside Date”), (2) Neos’ stockholders fail to adopt the Merger Agreement, (3) Aytu’s stockholders fail to approve the issuance of Aytu common stock in connection with the Merger, (4) a governmental authority of competent jurisdiction has issued a final and nonappealable governmental order prohibiting the Merger, (5) the other party breaches its representations, warranties or covenants in the Merger Agreement, in each case such that the conditions would not be satisfied and such breach cannot be or, if curable, has not been cured by the earlier of (i) the Outside Date and (ii) twenty (20) days after the giving of written notice to the other party of such breach or failure, (6) prior to the receipt of the Parent Stockholder Approval, or the Company Stockholder Approval, as applicable, (i) Aytu or Neos has effected a Parent Adverse Recommendation Change, or a Company Adverse Recommendation Change, as applicable, or (ii) either party shall have committed a material breach of its obligations under its non-solicit obligations, or (7) subject to compliance with specified process and notice requirements contained in the Merger Agreement, Aytu or Neos has effected a Parent Adverse Recommendation Change, or a Company Adverse Recommendation Change, as applicable, and Aytu or Neos, as applicable, substantially concurrently enters into a definitive agreement providing for a Parent Superior Proposal, or a Company Superior Proposal, as applicable. In the event of a termination of the Merger Agreement by Aytu or Neos under various specified circumstances, a party may be required to pay the other party a termination fee equal to $2,000,000.

Bridge Financing

In connection with the execution of the Merger Agreement, Aytu and Neos have entered into a Commitment Letter (the “Bridge Commitment Letter”) for Aytu to provide financing to Neos under an unsecured convertible note, in an aggregate amount of up to $5,000,000, subject to receipt of approval from The Nasdaq Stock Market with respect to the convertible note and the transactions contemplated therein.   Interest accrues on the principal amount outstanding under the note at a rate of 6.0% per annum, compounding monthly beginning in January 2021. If an event of default has occurred and is continuing, the interest rate then in effect will be increased by 2.0% per annum, and all overdue obligations under the note will bear interest at the interest rate in effect at such time plus the additional 2.0% per annum. Our rights under the note, including rights to payment, are subordinated to the rights of Neos’s existing senior lenders. The maturity date of the note is the earlier of the acceleration of the obligations evidenced thereby and November 7, 2022.

If drawn down on, the convertible note will be cancelled in the event the Merger is consummated.  If the Merger is not consummated and the Merger Agreement is terminated, at any time beginning 30 days following such termination, Aytu will have the right to elect to convert principal and accrued interest amounts outstanding under the note at a conversion price equal to the greater of $.50 per Neos share or 90% of Neos’ then current share price (calculated based on a volume weighted average price per share for the thirty (30) trading days immediately preceeding).  Our ability to convert the note is subject to a customary exchange cap, under which no shares may be issued by Neos to the extent such issuance (together with all previous issuances under the note) would exceed 19.9% of Neos’s outstanding common stock as of the date the note is issued. Alternatively, at our option, we may acquire shares in excess of such exchange cap if we elect to increase the conversion price with respect to any given conversion such that Nasdaq would deem such conversion price to be at least the Minimum Price for purposes of purposes of Nasdaq listing Rule 5635(d). In addition, we may not acquire common stock upon conversion of the note to the extent such acquisition would result in our beneficial ownership of Neos’s common stock to exceed 9.985% of Neos’s total outstanding shares of common stock at such time.

The issuance of the convertible note and the conversion of the shares of Neos’s common stock thereunder will occur as a private placement of securities. As a result, the shares issuable upon conversion of the note may be restricted from resale unless such shares have been registered for resale under the Securities Act or an exemption exists for such resale. The Bridge Commitment Letter also contemplates that we and Neos will prepare, negotiate and enter into a registration rights agreement to register the resale of the conversion shares under the notes. Under such registration rights agreement, within 30 days from the termination of the Merger Agreement for any reason, Neos will use best efforts to register the conversion shares for resale and cause such registration statement to be declared effective by the SEC within 75 days following the filing of such registration statement. If the registration statement is not declared effective by such deadline or its effectiveness not maintained, Neos will pay us an additional amount of its common stock (or cash if such issuance of common stock is not permitted under Nasdaq rules) equal to 3% of the common stock covered under the registration statement for each 30-day period the registration statement is not declared effective after the deadline. In addition, if the registration statement is not effective or available to use prior to such time that we can sell all of the common stock covered by the registration statement under Rule 144 without regard to volume limitations, Neos will pay us an additional amount of common stock (or cash if such issuance common stock is not permitted under Nasdaq rules) equal to 3% of the remaining unsold amount of common stock covered under the registration statement for each 30-day period that the registration statement is not available to use. The registration rights agreement will also include a covenant prohibiting Neos from issuing equity or convertible securities from the date the convertible note is issued until 30 days after the date the registration statement is declared effective, subject to certain exceptions.

In addition, in the event that Neos draws down on the convertible note, the Exchange Ratio will be adjusted downward by an amount equal to 0.00011 for every $100,000 of bridge financing funded by Aytu under the convertible note (the “Bridge Note Adjustment”).

Debt Facility Letters

In connection with the execution of the Merger Agreement, Aytu, Neos and the lenders (“Deerfield Lenders”) under the Facility Agreement, dated as of May 11, 2016 (the “Deerfield Facility Agreement”) by and among Neos and the lenders party thereto, have entered into a Letter re: Consent and Modifications to Loan Documents (the “Deerfield Consent Letter”). Pursuant to the Deerfield Consent Letter Deerfield Lenders have agreed to consent to the issuance of the convertible note described above, and, if the Merger is consummated, to permit the Merger and waive certain defaults that would otherwise result after giving effect thereto and to waive permanently defaults related to “going concern” qualifications to Neos’ financial statements, which consents and agreements are conditioned upon, among other things, (i) Aytu and its subsidiaries providing a senior secured guarantee (including customary affirmative and negative covenants) in support of the repayment of the obligations owed by Neos under the Deerfield Facility Agreement upon closing of the Merger (the “Closing Date”), (ii) entering into certain joinder documents and amendments to the Deerfield Facility Agreement on the Closing Date in order to effectuate such guaranties and grant of security interests, (iii) prepayment of $15,000,000 of the principal of the loan under the Deerfield Facility Agreement on the Closing Date in lieu of payment of the same on May 11, 2021, and (iv) certain other modifications to the Deerfield Facility Agreement to reflect the consummation of the Merger and the status of Neos as a wholly-owned subsidiary of Aytu. Such modifications also include the elimination of the right of the Deerfield Lenders to convert outstanding amounts of the loans into conversion shares and Neos’ rights to make payments to Deerfield Lenders in the form of shares of common stock.

In connection with the Deerfield Consent Letter, Neos entered into a limited waiver with the Deerfield Lenders under the Deerfield Facility Agreement (the “Deerfield Limited Waiver”). Neos’ financial statements for the period ended June 30, 2020 and September 30, 2020 (the “Subject Fiscal Quarters”) were prepared on a going concern basis, Neos identified conditions and events that raised substantial doubt about its ability to continue as a going concern within one year after the date that the applicable financial statements were issued. Pursuant to the Deerfield Facility Agreement no financial statements delivered by Neos may contain any explanatory paragraph expressing substantial doubt as to going concern status (a “Going Concern Exception”; and the requirement that there be no such Going Concern Exception, the “Going Concern Condition”). The Going Concern Condition was previously waived solely with respect to the Subject Fiscal Quarters. Under the Deerfield Limited Waiver, the Deerfield Lenders agreed to extend the duration of the waivers described above until the earlier of (A) the first date following the waiver on which an Event of Default, as defined in the Deerfield Facility Agreement, has occurred and is continuing (other than, for the avoidance of doubt, an Event of Default arising solely as a result of Neos’ failure to satisfy the Going Concern Condition with respect to the applicable Subject Fiscal Quarter) and (B) the earliest to occur of (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) September 10, 2021 (such earliest date, the “Merger-Related Termination Date”) (such ending date, the “Waiver Period Ending Date”). In addition, the Deerfield Lenders agreed to waive the Going Concern Condition if Neos’ financial statements for the period ending December 31, 2020, March 31, 2021 or June 30, 2021 (the “Additional Subject Fiscal Quarters”) contain a Going Concern Exception solely during the period commencing on the issuance dates of the applicable financial statements for such Additional Subject Fiscal Quarters and ending on the Waiver Period Ending Date.

In connection with the execution of the Merger Agreement, Aytu, Neos and Encina Business Credit, LLC (“Encina”) have entered into a Commitment Letter (the “Encina Commitment Letter”) in connection with the Loan and Security Agreement, dated as of October 2, 2019 (the “Encina Loan Agreement”), by and among Neos, certain affiliates of Neos party thereto and Encina. Pursuant to the Encina Commitment Letter, Encina has agreed to consent to the Merger and the issuance of the convertible note described above and, if the Merger is consummated, to waive permanently defaults related to “going concern” qualifications to Neos’ audited financial statements for the year ending December 31, 2020 and to waive certain defaults that would otherwise result after giving effect thereto and make certain other modifications to the Encina Loan Agreement to reflect the consummation of the Merger and the status of Neos as a wholly-owned subsidiary of Aytu.

In connection with the Encina Commitment Letter, Neos entered into a limited waiver with Encina (the “Encina Limited Waiver”). Pursuant to the Encina Limited Waiver, Encina agreed to irrevocably waive all breaches, defaults and events of default under the Encina Loan Agreement solely to the extent resulting from the inclusion of a going concern qualification in Neos’ audited financial statements for the fiscal year ending December 31, 2020. Such waiver will terminate and be of no further force and effect upon the termination of the Encina Commitment Letter.

Voting Agreements

In connection with the execution and delivery of the Merger Agreement, certain stockholders of Aytu and Neos holding approximately 2% and 1%, respectively, of the companies’ outstanding voting shares entered into voting agreements with Neos (the “Aytu Stockholder Voting Agreements”) and Aytu, as applicable (the “Neos Stockholder Voting Agreements” and, together with the Aytu Stockholder Voting Agreements, the “Voting Agreements”).

Pursuant to the Voting Agreements, each of the stockholders of Aytu and Neos, as applicable, have agreed, among other things, to vote their shares of Aytu common stock, or Neos common stock, as applicable, that such stockholder owns in favor of the issuance of shares of Aytu common stock in connection with the Merger, or the adoption of the Merger Agreement, as applicable.

Company Overview

We are a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant healthcare needs in both prescription and consumer health categories. Through the Company’s heritage prescription business, we market a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup.

The Company’s prescription pediatric portfolio includes; (i) Cefaclor, a second-generation cephalosporin antibiotic suspension; (ii) Karbinal® ER, an extended-release antihistamine suspension indicated to treat numerous allergic conditions; and (iii) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. We leverage our internal commercial infrastructure and national sales force to sell our primary care and pediatric prescription portfolio.

In February 2020, we acquired Innovus Pharmaceuticals (“Innovus”), a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men’s health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer and e-commerce marketing channels utilizing the Company’s proprietary Beyond Human® marketing platform.

On March 10, 2020, we announced the licensing of a COVID-19 IgG/IgM Rapid Test from L.B. Resources, Ltd. The test is intended for professional use and provides clinical results between 2 and 10 minutes. This exclusive agreement grants Aytu the right to distribute the product in the United States for a period of three years, with additional three-year autorenewals thereafter. The COVID-19 IgG/IgM Rapid Test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma. We have made an additional investment to fight the COVID-19 pandemic by signing an exclusive licensing agreement with Cedars-Sinai Medical Center for a medical device platform technology called Healight™. This technology, which has been studied in the laboratory setting, is being investigated as a potential treatment for COVID-19 and other serious infections in hospitalized, intubated patients. In collaboration with researchers from the Cedars-Sinai Medically Associated Science and Technology Program (MAST), we plan to advance the development of Healight.

Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets.

Key Product Highlights:

Primary Care Rx Portfolio

Prior to November 1, 2019, we were focused on the commercial development of the following three primary care focused products:

●	Natesto® – In 2016, we acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, including a license to four Orange Book-listed patents. The recorded chain of title from the inventor to the assignee of these four patents is incomplete, but the licensor Acerus is obligated to complete it. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.7 billion market accounting for nearly 7 million prescriptions annually. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

●	ZolpiMist® – In June 2018, we acquired an exclusive U.S. license to ZolpiMist®. ZolpiMist is an FDA-approved prescription product that is indicated for the short-term treatment of insomnia, and is the only oral spray formulation of zolpidem tartrate - the most widely prescribed prescription sleep aid in the U.S. ZolpiMist® is not covered by any U.S. patents. ZolpiMist® is commercially available and competes in the non-benzodiazepine prescription sleep aid category, a $1.8 billion prescription drug category with over 43 million prescriptions written annually. Thirty million prescriptions of zolpidem tartrate (Ambien®, Ambien® CR, Intermezzo®, Edluar®, ZolpiMist®, and generic forms of immediate-release, controlled release, and orally dissolving tablet formulations) are written each year in the U.S., representing almost 70% of the non-benzodiazepine sleep aid category. Approximately 2.5 million prescriptions are written for novel formulations of zolpidem tartrate products (controlled release and sublingual tablets). We intend to integrate ZolpiMist® into our sales force’s promotional efforts as an adjunct product to Natesto as there is substantial overlap of physician prescribers of both testosterone and prescription sleep aids.

●	Tuzistra® XR – In November 2018 we acquired U.S. rights to be supplied and to market Tuzistra XR from Tris Pharma, Inc., the only FDA-approved 12-hour codeine-based antitussive. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Tuzistra XR is a patented combination of codeine, an opiate agonist antitussive, and chlorpheniramine, a histamine-1 receptor antagonist, indicated for relief of cough and symptoms associated with upper respiratory allergies or a common cold in adults aged 18 years and older. Tuzistra XR is protected by two Orange Book-listed patents extending to 2027 and 2029 owned by Tris Pharma, subject to a security interest to Deerfield Management, and multiple pending patents. Aytu benefits from the patent portfolio through its supply and marketing relationship with Tris Pharma and not by license or ownership of the patents. According to MediMedia, the US cough cold prescription market is worth in excess of $3 billion at current brand pricing, with 30-35 million annual prescriptions. This market is dominated by short-acting treatments, which require dosing 4-6 times a day. Tuzistra XR was developed using Tris Pharma’s liquid sustained release technology, LiquiXR®, which allows for extended drug delivery throughout a 12-hour dosing period.

The Pediatric Rx Portfolio

In November 2019 we acquired a portfolio of pediatric primary care products (the “Commercial Portfolio”) from Cerecor, Inc. in order to expand our portfolio of commercial-stage products and further leverage our commercial infrastructure and sales force. Following this acquisition we commercialized nine prescription products, calling on pediatric and primary care physicians throughout the U.S.

The Commercial Portfolio contains established prescription products competing in large prescription markets. Each product has distinct clinical features and patient-friendly benefits and are indicated to treat common pediatric and primary care conditions.

●	Cefaclor (cefaclor oral suspension) – Cefaclor for oral suspension is a second-generation cephalosporin antibiotic suspension and is indicated for the treatment of numerous common infections caused by Streptococcus pneumoniae, Haemophilus influenzae, staphylococci, and Streptococcus pyogenes, and others. Aytu does not own or license any patents covering this product.

●	Flexichamber® – Flexichamber is an anti-static, valved collapsible holding chamber intended to be used by patients to administer aerosolized medication from most pressurized metered dose inhalers (MDIs) such as commonly used asthma medications. Aytu does not own or license any patents covering this product.

●	Karbinal® ER (carbinoxamine maleate extended-release oral suspension) – Karbinal ER is an H1 receptor antagonist (antihistamine) indicated to treat various allergic conditions including seasonal and perennial allergic rhinitis, vasomotor rhinitis, and other common allergic conditions. Aytu does not own or license any patents covering this product.

●	Poly-Vi-Flor® and Tri-Vi-Flor® – Poly-Vi-Flor and Tri-Vi-Flor are two complementary prescription fluoride-based supplement product lines containing combinations of vitamins and fluoride in various oral formulations. These prescription supplements are prescribed for infants and children to treat or prevent fluoride deficiency due to poor diet or low levels of fluoride in drinking water and other sources. While Aytu does not own or license any patents covering these products, we have an exclusive supply relationship for the use of Metafolin® in pediatric products and which is a patented ingredient in Poly-Vi-Flor and Tri-Vi-Flor.

Aytu Consumer Health Portfolio

Our consumer health subsidiary markets over 35 products in the U.S. and more than 10 in multiple countries around the world through 5 international commercial partners. The following represents the core products:

●	Vesele®

●	UriVarx®

●	FlutiCare®*

●	Apeaz®*

●	NeuriteRx

●	Diabasens®

●	Prostagorx®

●	Regoxidine®

●	Sensum+®

●	Trexar®*

* Aytu does not own or license any patents covering these products.

The COVID-19 IgG/IgM Rapid Test

We have a signed distribution agreement to distribute a COVID-19 IgG/IgM rapid antibody test. The test is a serology-based rapid test detecting IgG and IgM antibodies specific to the COVID-19 virus. We licensed the rapid antibody test from L.B. Resources, Limited (a Hong Kong Corporation). We subsequently added a rapid antigen test by signing a distribution agreement to distribute a rapid antigen test developed by U.S.-based Pinnacle IVD Corporation. That test is undergoing the Emergency Use Authorization (EUA) process. Aytu does not own or license any patents covering the COVID-19 rapid tests.

The antibody test is intended for professional use and delivers clinical results between 2 and 10 minutes without the use of laboratory equipment.

The COVID-19 IgG/IgM rapid test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the COVID-19 in human whole blood, serum or plasma. The test has been clinically validated and is being distributed in the United States following our notification of our intent to distribute the tests.

Features of the COVID-19 IgG/IgM Rapid Test:

●	Results reported rapidly

●	Facilitates patient treatment decisions quickly

●	Simple, time-saving procedure

●	Small specimens, only 5 µL of serum/plasma or 10 µL of whole blood specimens required

●	All necessary reagents provided & no equipment needed

●	High sensitivity and specificity

We have agreement to distribute Pinnacle IVD Corporation’s 15-minute COVID-19 Rapid Antigen Detection (RAD) test. This test demonstrates 100% specificity for COVID-19 detection when compared with RT-PCR and does not require laboratory equipment. The test is currently undergoing the EUA process with the U.S. FDA.

We also recently established a purchasing relationship with a U.S. supplier of Emergency Use Authorization (EUA) authorized antigen tests. While we maintain the distribution relationship to distribute the Pinnacle RAD Rapid Antigen Detection test upon receipt of an EUA, that test remains in the EUA process with the U.S. Food & Drug Administration. Accordingly, we opportunistically purchased EUA rapid antigen tests to distribute to our customers. An initial shipment of EUA antigen tests has been received by us, and purchase orders have been fulfilled. We expect to sell the recently purchased EUA rapid antigen tests while awaiting EUA for the Pinnacle test. Sales from the newly acquired EUA tests are expected to contribute net revenue for us.

We have extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will continue to build a substantial portfolio of complementary products.

Description of Business for Neos

The following is a description of the business of Neos prior to the consummation of the Merger. There is no guarantee that the following description of Neos’ business will be reflective of its operations or business if the Merger closes.

Neos is a commercial-stage pharmaceutical company developing, manufacturing and commercializing central nervous system-focused products.

Neos currently has three branded products marketed in the United States. These commercial products are extended-release (“XR”) medications in patient-friendly, orally disintegrating tablet (“ODT”) or oral suspension dosage forms that utilize Neos’ microparticle modified-release drug delivery technology platform. Neos received approval from the U.S. Food and Drug Administration (“FDA”) for three attention deficit hyperactivity disorder (“ADHD”) products, as follows:

Branded Product	Approved Indication	FDA Approval Date	Commercial Launch Date
Adzenys XR-ODT (amphetamine)	Treatment of ADHD in patients 6 years and older	January 2016	May 2016
Cotempla XR-ODT (methylphenidate)	Treatment of ADHD in patients 6 to 17 years old	June 2017	September 2017
Adzenys ER (amphetamine) oral suspension	Treatment of ADHD in patients 6 years and older	September 2017	February 2018

Products containing amphetamine or methylphenidate are the most commonly prescribed medications in the United States for the treatment of ADHD. Neos believes Adzenys XR-ODT and Cotempla XR-ODT are the first amphetamine and methylphenidate extended-release, orally disintegrating tablets, respectively, marketed for the treatment of ADHD. In 2019, to facilitate improved patient access to the Neos ADHD products, Neos deployed what the company believes to be a best-in-class, Neos-sponsored patient support program, called Neos RxConnect. This program successfully grew through the year and now operates through a network of approximately 500 pharmacies as of the end of 2019. The Neos RxConnect program offers affordable and predictable copays to all commercially insured patients, regardless of their individual insurance plan and seeks to significantly reduce the challenges and frustrations that health care professionals and their office staff can face when prescribing medications for their patients. In addition to Neos’ branded ADHD products, Neos sells a generic equivalent to the branded product Tussionex®, an extended release oral suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold (“generic Tussionex”). For the year ended December 31, 2019, Neos total revenues increased to $64.6 million from $50.0 million for the year ended December 31, 2018 and $27.1 million for the year ended December 31, 2017, all of which were generated in the United States.

Neos’ lead clinical-stage asset, NT0502 (N-desethyloxybutynin), is an active metabolite of the active ingredient in DITROPAN® (oxybutynin chloride), an FDA-approved medication for a urological condition. NT0502 is a new chemical entity (“NCE”) and selective anticholinergic agent being developing as an oral, once- or twice-daily treatment to reduce chronic sialorrhea in patients with neurological conditions associated with excessive salivation and drooling. Based on preclinical data, Neos believes that NT0502 is preferential for blocking muscarinic receptors in the salivary glands and may offer the potential for an improved tolerability profile and an easier-to-dose oral formulation compared to existing treatment options. Neos intends to utilize the regulatory pathway provided by Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (the “505(b)(2) regulatory approval pathway”) for NT0502. In January 2020, Neos announced that the completion of dosing in a Phase 1 pilot pharmacokinetic study for NT0502. The Phase 1 trial is a single-dose open-label, randomized, parallel study to assess the systemic exposure and safety of four ion-resin, modified-release ODT formulations of NT0502 and oxybutynin in 30 healthy adults.

Neos expects the company’s patent estate, which was developed internally and which includes composition-of-matter, method-of-manufacture and method-of-use patents and patent applications, some of which are not scheduled to expire until 2032, will provide additional protection for the Neos branded products. As a result of Abbreviated New Drug Applications (“ANDAs”) filed with the FDA for a generic version of Adzenys XR-ODT by Actavis Laboratories FL, Inc. (“Actavis”) and for a generic version of Cotempla XR-ODT by Teva Pharmaceuticals USA, Inc. (“Teva”) Neos entered into a Settlement Agreement and Licensing Agreement with Actavis (collectively, the “Actavis Agreement”) whereby Actavis is granted the right to manufacture and market its generic version of Adzenys XR-ODT under its ANDA beginning on September 1, 2025, or earlier under certain circumstances, and a Settlement Agreement and Licensing Agreement with Teva (collectively, the “Teva Agreement”) whereby Teva is granted the right to manufacture and market its generic version of Cotempla XR-ODT under its ANDA beginning on July 1, 2026, or earlier under certain circumstances. These agreements have been submitted to the applicable governmental agencies.

Neos manufactures each of the company’s commercial products and clinical product candidates in a current Good Manufacturing Practice (“cGMP”) and U.S. Drug Enforcement Administration (“DEA”)-registered manufacturing facility located in Grand Prairie, Texas.

Neos’ Strategy

Neos’ goal is to be a leading pharmaceutical company that improves the lives of patients, their caregivers and families who must live with the burden of chronic diseases of the central nervous system on a daily basis. To this end, Neos has developed and seeks to continue to develop innovative and clinically beneficial medicines and to commercialize them in a manner that is designed to provide predictable and affordable patient access to our products.

Neos’ strategic priorities are to continue to increase revenues from the company’s ADHD products, advance the company’s product pipeline and expand the company’s commercial portfolio. Specifically, Neos intends to:

●	continue to grow Neos’ three commercial branded, revenue-generating products, by increasing the net margins through the company’s access strategies. In addition, Neos expects to increase market share using the company’s internal commercial organization and leveraging the company’s advanced analytics platform to optimize sales force opportunity to increase both the breadth, or number of healthcare professionals (“HCPs”) prescribing Neos medicines, and the depth, or the number of appropriate patients per HCP for Neos’ ADHD products;

●	drive expansion and adoption of the Neos RxConnect network which is designed to reduce barriers to access to medicines facing patients and HCPs by providing coverage for all commercially insured patients, regardless of their individual insurance plan, establishing an affordable and predictable monthly co-pay for patients, and eliminating many of the hassles facing HCPs and their staffs by improving availability of Neos products at participating pharmacies; and

●	rapidly advance the development of NT0502 to address a significant unmet need for a treatment with an improved tolerability profile and dosing regimen among the approximately 1.4 million patients in the U.S. who suffer from chronic sialorrhea.

Neos believes the company’s history of seeking and obtaining FDA approval for the Neos product candidates incorporating Neos’ proprietary technology, and our success in building out a commercial team and successfully executing a product launch and ongoing growth strategy, is scalable and lends itself to additional on-market assets and future product candidates. As such, in the near term, Neos seeks to leverage the company’s commercial model and infrastructure by expanding the commercial portfolio with external product opportunities, including expanding the company’s therapeutic focus more broadly beyond ADHD. Longer term, the company intends to invest in additional pipeline assets beyond NT0502.

Additionally, Neos has built a three-tier patent estate consisting of composition of matter, method of manufacture and method of use patents and patent applications. We intend to extend our patent portfolio as we continue to expand upon our drug delivery technologies and identify and develop additional branded product candidates. If issued and listed in the FDA’s publication of approved drug products with therapeutic equivalence evaluations (the “Orange Book”), we believe that these patents will provide additional market protection for our FDA-approved products.

Our Strategy

In the near-term, we expect to create value for shareholders by implementing a focused strategy of increasing sales of our prescription therapeutics while leveraging our commercial infrastructure. Further, we expect to increase sales of our newly acquired consumer healthcare product portfolio following the closing of our acquisition of Innovus Pharmaceuticals. Additionally, we expect to expand both our Rx and consumer health product portfolios through continuous business and product development. Finally, we expect to identify operational efficiencies identified through our recent transactions and implement expense reductions accordingly.

Corporate Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

THE OFFERING

Issuer	Aytu BioScience, Inc.

Common stock offered by us	4,166,667 Shares

Underwriter warrants offered by us

We have agreed to issue underwriter warrants to purchase up to 270,833 shares of common stock (311,458 shares if the underwriters exercise their option to purchase additional shares in full) to the representative (or its designees), which represents 6.5% of the number of shares of common stock being sold in this offering, as part of the compensation payable to the underwriters in connection with this offering. The exercise price per share of the underwriter warrants is $7.50 (equal to 125% of the public offering price per share for the shares of common stock sold in this offering) and the underwriter warrants have a term of five years from the date of effectiveness of this offering. The underwriter warrants will be exercisable immediately. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the underwriter warrants.

Common stock to be outstanding after the offering	17,246,342 shares (or up to 17,871,342 shares if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares

We have granted the underwriters an option for a period of up to 30 days from the closing date of this offering to purchase up to an aggregate of 625,000 additional shares of our common stock at the public offering price per share, set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

Use of Proceeds	We intend to use the net proceeds for working capital and general corporate purposes. See “Use of Proceeds” on page S-19.

Risk Factors	See “Risk Factors” beginning on page S-12 and in the documents incorporated by reference into this prospectus supplement for a discussion of factors that you should consider before buying shares of our common stock.

Nasdaq Capital Market Symbol	AYTU

Unless otherwise indicated, the number of common stock to be outstanding after this offering is based on approximately 13,079,675 common stock outstanding as of December 10, 2020, giving effect to the Reverse Split and excludes:

●	There are no shares issuable upon the conversion of preferred shares outstanding as of December 10, 2020, including accrued dividends thereon as of December 10, 2020, because as of December 10, 2020, there were no outstanding preferred shares.

●	76,612 of our common stock issuable upon the exercise of stock options outstanding as of December 10, 2020, at a weighted average exercise price of $19.30 per share, of which stock options to purchase 76,612 common stock were then exercisable;

●	4,501,477 of our common stock reserved for future grants of stock options (or other similar equity instruments) under the 2015 Stock Option and Incentive Plan; and

●	0 of our common stock issued under the Sales Agreement with Jefferies since December 10, 2020.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the prospectus, this prospectus supplement and the documents incorporated by reference into the prospectus and this prospectus supplement, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended June 31, 2020, which is incorporated by reference into this prospectus supplement, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement and that are incorporated by reference into this prospectus supplement. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. These risks and uncertainties are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common stock.

Risks Related to the Merger

Completion of the Merger is subject to a number of other conditions, and if these conditions are not satisfied or waived, the Merger will not be completed.

The obligations of Aytu and Neos to complete the Merger are subject to satisfaction or waiver of a number of conditions including, among other conditions: including Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Neos common stock, (2) approval of the issuance of Aytu common stock by a majority of the votes cast by Aytu stockholders on the matter, (3) that the conditions to the Debt Facility Letters (as defined below) have been satisfied as of the time of closing, and that the lenders do not dispute the satisfaction thereof, (4) accuracy of each party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (5) the absence of a material adverse effect of either party and (6) compliance in all material respects with each party’s obligations under the Merger Agreement and certain other conditions.. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger refer to the Merger Agreement which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on December 10, 2020. There can be no assurance that the conditions to closing the Merger will be satisfied or waived or that the Merger will be completed within the expected time frame, or at all.

The closing of this offering is not conditioned on the consummation of the Merger.

The closing of this offering is not conditioned on the consummation of the Merger. Therefore, upon the closing of this offering, you will become a holder of our common stock irrespective of whether the closing with respect to the Merger is consummated, delayed, restructured or terminated. If we do not complete the Merger, our common stock that you have purchased in this offering will not reflect any interest in the combined entity; if the closing is delayed, this interest will not be reflected during the period of delay; and if the Merger is restructured, it is uncertain as to whether this interest will be adversely affected. In addition, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Merger will be completed and that we will realize certain anticipated benefits of acquiring Neos.

We will assume a significant amount of debt in the Merger, which, together with our other debt, could limit our operational flexibility or otherwise adversely affect our financial condition.

If the Merger closes, we will indirectly assume approximately $15.6 million of term debt currently owed by Neos, of which $0.6 will come due in April 2021, and $15.0 million which is due in May 2022 (assuming extension options are not exercised). If we fail to meet our obligations under the debt we assume in the Merger, the lenders would be entitled to foreclose on all or some of the collateral securing such debt which could have a material adverse effect on us and our ability to make expected distributions, and could threaten our continued viability.

We are subject to the risks normally associated with debt financing, including the following risks:

●	our cash flow may be insufficient to meet required payments of principal and interest, or require us to dedicate a substantial portion of our cash flow to pay our debt and the interest associated with our debt rather than to other areas of our business;

●	it may be more difficult for us to obtain additional financing in the future for our operations, working capital requirements, capital expenditures, debt service or other general requirements;

●	we may be more vulnerable in the event of adverse economic and industry conditions or a downturn in our business;

●	we may be placed at a competitive disadvantage compared to our competitors that have less debt; and

●	we may not be able to refinance at all or on favorable terms, as our debt matures.

If any of the above risks occurred, our financial condition and results of operations could be materially adversely affected.

The market price of shares of Aytu common stock after the Merger will continue to fluctuate and may be affected by factors different from those that are currently affecting or historically have affected the market price of shares of Neos common stock or Aytu common stock.

Upon completion of the Merger, holders of shares of Neos common stock will become holders of shares of Aytu common stock. The market price of Aytu common stock may fluctuate significantly following completion of the Merger, and holders of shares of Neos common stock could lose the value of their investment in Aytu common stock if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of the Neos and Aytu business are not realized, or if the transaction costs relating to the Merger are greater than expected, or if the financing related to the Merger is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of shares of Aytu common stock in the Merger could on its own have the effect of depressing the market price for Aytu common stock. In addition, many Neos stockholders may decide not to hold the shares of Aytu common stock they receive as a result of the Merger. Other Neos stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Aytu common stock they receive as a result of the Merger. Any such sales of Aytu common stock could have the effect of depressing the market price for Aytu common stock.

In addition, in the future Aytu may issue additional securities to raise capital. Aytu may also acquire interests in other companies by issuing Aytu common stock to finance the acquisition, in whole or in part. Aytu may also issue securities convertible into Aytu common stock.

Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Aytu common stock, regardless of Aytu’s actual operating performance.

The businesses of Aytu differ from those of Neos in important respects and, accordingly, the results of operations of the combined company after the Merger, as well as the market price of shares of Aytu common stock, may be affected by factors different from those that are currently affecting, historically have affected or would in the future affect the results of operations of Neos and Aytu as stand-alone public companies, as well as the market price of shares of Neos common stock and Aytu common stock prior to completion of the Merger.

Aytu and Neos may have difficulty attracting, motivating and retaining executives and other key employees in light of the Merger.

Aytu’s success after the transaction will depend in part on the ability of Aytu to retain key executives and other employees of Neos. Uncertainty about the effect of the Merger on Aytu and Neos employees may have an adverse effect on each of Aytu and Neos separately and consequently the combined business. This uncertainty may impair Aytu’s and/or Neos’ ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Aytu and Neos may experience uncertainty about their future roles in the combined business.

Furthermore, if key employees of Aytu or Neos depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Aytu may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the Merger may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that Neos has been able to attract or retain employees in the past.

Aytu and Neos may be targets of transaction related lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed. If the Merger is completed, Aytu will also assume Neos’ risks arising from various legal proceedings.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into Merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Aytu’s and Neos’ respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Aytu’s and Neos’ respective business, financial position and results of operation.

We have incurred, and will incur, substantial direct and indirect costs as a result of the Merger.

We have incurred and expects to incur additional material non-recurring expenses in connection with the Merger and completion of the transactions contemplated by the Merger Agreement. We have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Neos and the Company after completion of the Merger.

Even if the Merger is not completed, we will need to pay certain costs relating to the Merger incurred prior to the date the Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on the our plans.

If the Merger is completed, Aytu may fail to realize the anticipated benefits and cost savings of the Merger, which could adversely affect the value of shares of Aytu common stock.

The success of the Merger will depend, in part, on Aytu’s ability to realize the anticipated benefits and cost savings from combining the businesses of Aytu and Neos. Aytu’s ability to realize these anticipated benefits and cost savings is subject to certain risks, including, among others:

●	Aytu’s ability to successfully combine the businesses of Aytu and Neos;

●	the risk that the combined businesses will not perform as expected;

●	the extent to which Aytu will be able to realize the expected synergies, which include potential savings from re-assessing priority assets and aligning investments, eliminating duplication and redundancy, adopting an optimized operating model between both companies and leveraging scale, and value creation resulting from the combination of the businesses of Aytu and Neos;

●	the possibility that Aytu paid more for Neos than the value it will derive from the Merger;

●	the assumption of known and unknown liabilities of Neos;

●	the possibility of a decline of the credit ratings of the combined company following the completion of the Merger; and

●	the possibility of costly litigation challenging the Merger.

If Aytu is not able to successfully combine the businesses of Aytu and Neos within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Merger may not be realized fully or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the shares of Aytu common stock may be adversely affected.

Aytu and Neos have operated and, until completion of the Merger will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Aytu or Neos employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Neos and Aytu in order to realize the anticipated benefits of the Merger so the combined business performs as expected include, among others:

●	combining the companies’ separate operational, financial, reporting and corporate functions;

●	integrating the companies’ technologies, products and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

●	addressing possible differences in corporate cultures and management philosophies;

●	maintaining employee morale and retaining key management and other employees;

●	attracting and recruiting prospective employees;

●	consolidating the companies’ corporate, administrative and information technology infrastructure;

●	coordinating sales, distribution and marketing efforts;

●	managing the movement of certain businesses and positions to different locations;

●	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors;

●	coordinating geographically dispersed organizations;

●	consolidating facilities of Neos and Aytu that are currently in or near the same location; and

●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business

The Merger agreement contains provisions that make it more difficult for Aytu and Neos to pursue alternatives to the Merger and may discourage other companies from trying to acquire Neos for greater consideration than what Aytu has agreed to pay.

The Merger agreement contains provisions that make it more difficult for Neos to sell its business to a party other than Aytu, or for Aytu to sell its business. These provisions include a general prohibition on each party soliciting any acquisition proposal. Further, there are only limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the adoption of the Merger agreement, in the case of Neos, or the approval of the stock issuance, in the case of Aytu, and the other party generally has a right to match any acquisition proposal that may be made. However, at any time prior to the adoption of the Merger agreement by Neos stockholders, in the case of Neos, or the approval of the stock issuance by Aytu stockholders, in the case of Aytu, such party’s board of directors is permitted to make an adverse recommendation change if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. In the event that either the Neos Board or the Aytu Board make an adverse recommendation change, then such party may be required to pay a $2,000,000 termination fee. Aytu and Neos also will be required to pay certain transaction expenses and other costs incurred in connection with the Merger, whether or not the Merger is completed, including certain fees and expenses of the other party in connection with the Neos fee reimbursement or the Aytu fee reimbursement, as applicable.

The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Neos or Aytu from considering or proposing an acquisition proposal, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed Merger consideration, in the case of Neos, or that party were prepared to enter into an agreement that may be favorable to Aytu or its stockholders, in the case of Aytu. Furthermore, the termination fees described above may result in a potential competing acquirer proposing to pay a lower per-share price to acquire the applicable party than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances.

The indebtedness of the combined company following completion of the Merger will be greater than Aytu’s indebtedness on a stand-alone basis and greater than the combined indebtedness of Aytu and Neos existing prior to the announcement of the Merger agreement. This increased level of indebtedness could adversely affect the combined company’s business flexibility, and increase its borrowing costs. Any resulting downgrades in Aytu’s and/or Neos’ credit ratings could adversely affect Aytu’s, Neos’ and/or the combined company’s respective businesses, cash flows, financial condition and operating results.

As of December 10, 2020, the current outstanding indebtedness of Neos is $41.0 million. As a result of the Merger, Aytu will assume the outstanding indebtedness of Neos at the closing. The amount of cash required to service Aytu’s increased indebtedness levels and thus the demands on Aytu’s cash resources will be greater than the amount of cash flows required to service the indebtedness of Aytu individually prior to the Merger. The increased levels of indebtedness could also reduce funds available to fund Aytu’s efforts to combine its business with Neos and realize expected benefits of the Merger and/or engage in investments in product development, capital expenditures, and other activities and may create competitive disadvantages for Aytu relative to other companies with lower debt levels. Aytu may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes. Aytu’s ability to arrange additional financing or refinancing will depend on, among other factors, Aytu’s financial position and performance, as well as prevailing market conditions and other factors beyond Aytu’s control. Aytu cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to Aytu or at all.

Aytu may not be able to service all of the combined company’s indebtedness and may be forced to take other actions to satisfy Aytu’s obligations under Aytu’s indebtedness, which may not be successful. Aytu’s failure to meet its debt service obligations could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Aytu depends on cash on hand and revenue from operations to make scheduled debt payments. Aytu expects to be able to meet the estimated cash interest payments on the combined company’s debt following the Merger through a combination of the expected revenue from operations of the combined company. However, Aytu’s ability to generate sufficient revenue from operations of the combined company and to utilize other methods to make scheduled payments will depend on a range of economic, competitive and business factors, many of which are outside of Aytu’s control. There can be no assurance that these sources will be adequate. If Aytu is unable to service Aytu’s indebtedness and fund Aytu’s operations, Aytu will be forced to reduce or delay capital expenditures, seek additional capital, sell assets or refinance Aytu’s indebtedness. Any such action may not be successful and Aytu may be unable to service Aytu’s indebtedness and fund Aytu’s operations, which could have a material adverse effect on the combined company’s business, financial condition or results of operations.

Aytu will incur significant transaction and integration-related costs in connection with the Merger. In addition, the Merger may not be accretive, and may be dilutive, to Aytu’s earnings per share, which may negatively affect the market price of shares of Aytu’s common stock.

Aytu expects to incur a number of non-recurring costs associated with the Merger and combining the operations of the two companies. Aytu will incur significant transaction costs related to the Merger. Aytu also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Aytu continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses. While Aytu has assumed that a certain level of transaction expenses will be incurred, factors beyond Aytu’s control, such as certain of Neos’ expenses, could affect the total amount or the timing of these expenses. Although Aytu expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Aytu to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Following the closing of the Merger, there is a risk that a significant amount of the combined company’s total assets will be related to acquired intangible assets and goodwill, which are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate that the carrying value may not be recoverable. Because of the significance of these assets, any charges for impairment as well as amortization of intangible assets could have a material adverse effect on the combined company’s results of operations and financial condition.

The combined company will be subject to the risks that Neos faces, in addition to the risks faced by Aytu. In particular, the success of the combined company will depend on its ability to obtain, commercialize and protect intellectual property.

Neos and Aytu currently have a limited number of products (including products to be acquired by Aytu from Cerecor in the Cerecor transaction), and the combined company may not be successful in marketing and commercializing these products. In addition, following the Merger Aytu may seek to develop current or new product candidates of both Aytu and Neos. The testing, manufacturing and marketing of these products would require regulatory approvals, including approval from the FDA and similar bodies in other countries. To the extent the combined company seeks to develop product candidates, the future growth of the combined company would be negatively affected if Aytu, Neos or the combined company fails to obtain requisite regulatory approvals within the expected time frames, or at all, in the United States and internationally for products in development and approvals for Aytu’s existing products for additional indications.

The unaudited pro forma combined financial information and prospective financial information incorporated by reference in this prospectus supplement are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined company following completion of the Merger or reflect the effect of any divestitures that may be required in connection with the Merger.

The unaudited pro forma combined financial information and prospective financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Aytu and Neos prior to the Merger or that of the combined company following the Merger for several reasons. Among other things, the unaudited pro forma combined financial information does not reflect the effect of any potential divestitures that may occur prior to or subsequent to completion of the Merger, the projected realization of cost savings following completion of the Merger or any changes in applicable law (including applicable tax law). The actual financial positions and results of operations of Neos and Aytu prior to the Merger and that of the combined company following the Merger may not be consistent with, or evident from, the unaudited pro forma combined financial information or prospective financial information incorporated by reference in this prospectus supplement. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and/or the prospective financial information incorporated by reference in this prospectus supplement may not be realized and may be affected by other factors, which could lead to material changes to the combined company’s business that are not reflected in the unaudited pro forma combined financial information.

Certain Neos agreements may contain change of control provisions that may have been triggered by the Merger that, if acted upon or not waived, could cause the combined company to lose the benefit of such agreement and incur liabilities or replacement costs, which could have a material adverse effect on the combined company.

Neos is party to, or may become party to after the date hereof, various agreements with third parties that may contain change of control provisions that may be triggered upon the completion of the Merger. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties which can be waived by the relevant counterparties. In the event that there is such a contract or arrangement requiring a consent or waiver in relation to the Merger or the Merger agreement, for which such consent or waiver was not obtained, the combined company could lose the benefit of the underlying agreement and incur liabilities or replacement costs, which could have an adverse effect on the operations of the combined company.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following completion of the Merger.

Following completion of the Merger, the size of the combined company’s business will be significantly larger than the current size of either Aytu’s or Neos’ respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the combined company will be successful or that the combined company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Merger.

Risks Related to This Offering

Future sales or other issuances of our common stock could depress the market for our common stock.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

 If we make one or more significant acquisitions in which the consideration includes stock or other securities, our stockholders’ holdings may be significantly diluted. In addition, stockholders’ holdings may also be diluted if we enter into arrangements with third parties permitting us to issue shares of common stock in lieu of certain cash payments upon the achievement of milestones.

Our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment.

The trading price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control. These factors include:

●	announcements concerning the progress of our efforts to obtain regulatory approval for and commercialize our product candidates or any future product candidate, including any requests we receive from the FDA, or comparable regulatory authorities outside the United States, for additional studies or data that result in delays in obtaining regulatory approval or launching these product candidates, if approved;

●	the depth and liquidity of the market for our common stock;

●	investor perceptions about us and our business;

●	market conditions in the pharmaceutical and biotechnology sectors or the economy as a whole, which may be impacted by economic or other crises or external factors, including the effects of the COVID-19 pandemic on the global economy;

●	price and volume fluctuations in the overall stock market;

●	the failure of one or more of our product candidates or any future product candidate, if approved, to achieve commercial success;

●	developments concerning product development results or intellectual property rights of others;

●	litigation or public concern about the safety of our potential products;

●	announcements of the introduction of new products by us or our competitors;

●	actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

●	deviations in our operating results from the estimates of securities analysts or other analyst comments;

●	developments concerning current or future strategic collaborations;

●	discussion of us or our stock price by the financial and scientific press and in online investor communities;

●	health care reform legislation, including measures directed at controlling the pricing of pharmaceutical products, and third-party coverage and reimbursement policies; and

●	additions to or departures of key personnel.

In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources, which could seriously harm our business.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds pending any such use may not yield a favorable return.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending any such uses, we plan to invest the net proceeds of this offering in short-term and long-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

You will experience immediate and substantial dilution.

Since the public offering price of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares offered in this offering will be approximately $22.7 million, or approximately $26.2 million if the underwriters exercise in full their option to purchase additional shares of common stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes.

The precise amount and timing of the application of these net proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts and the timing and progress of any partnering or commercial efforts. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. Accordingly, our management will have broad discretion in the timing and application of these net proceeds.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share after this offering.

The net tangible book value of our common stock as of September 30, 2020, giving effect to the Reverse Split was approximately $15.7 million, or approximately $1.25 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of our common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by new investors for each share in this offering and the net tangible book value per share immediately following the completion of this offering.

After giving effect to the 4,166,667 sale of shares of common stock in this offering at the offering price of $6.00 per share, our as-adjusted net tangible book value as of September 30, 2020 would have been approximately $38.4 million, or approximately $2.29 per share. This represents an immediate increase in net tangible book value of approximately $1.04 per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $3.71 per share to new investors of our common stock in this offering, as illustrated by the following table:

Public offering price per share		$6.00
Net tangible book value per share as of September 30, 2020	$1.25
Increase per share attributable to this offering	$1.04
As-adjusted net tangible book value per share after giving effect to this offering		$2.29
Dilution per share to new investors(1)(2)		$(3.71)

Notes

(1)	Calculated as the difference between the public offering price per share and the as-adjusted net tangible book value per share after this offering.

(2)	The foregoing is based on approximately 12.6 million shares of common stock outstanding as of September 30, 2020 and excludes as of such date:

●	There are no shares issuable upon the conversion of preferred shares outstanding as of December 4, 2020, including accrued dividends thereon as of December 4, 2020, because as of December 4, 2020, there were no outstanding preferred shares.

●	76,612 of our common stock issuable upon the exercise of stock options outstanding as of December 4, 2020, at a weighted average exercise price of $19.30 per share, of which stock options to purchase 76,612 common stock were then exercisable;

●	4,501,477 of our common stock reserved for future grants of stock options (or other similar equity instruments) under the 2015 Stock Option and Incentive Plan; and

●	0 of our common stock issued under the Sales Agreement with Jefferies since December 4, 2020.

If the underwriters exercise in full their option to purchase 625,000 additional shares of our common stock, the as adjusted net tangible book value after this offering would be $2.41 per share, representing an increase in net tangible book value of $1.16 per share to existing stockholders and immediate dilution in net tangible book value of $3.59 per share to purchasers in this offering.

To the extent that any options have been or are exercised, preferred shares are converted, new options are issued under our equity incentive plans or we otherwise issue additional common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the heading “Description of Capital Stock” in this prospectus supplement and the accompanying prospectus.

Underwriter Warrants

The following is a summary of the material terms and provisions of the underwriter warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of warrant, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Duration and Exercise Price

The underwriter warrants offered hereby will have an exercise price of $7.50 per share. The underwriter warrants will be immediately exercisable and may be exercised until the fifth anniversary of the date of effectiveness of this offering. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock. Underwriter warrants will be issued in certificated form only.

Exercisability

The underwriter warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of common stock after exercising the holder’s warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the underwriter warrants.

Cashless Exercise

If, at the time a holder exercises its underwriter warrants, a registration statement registering the issuance of the shares of common stock underlying the underwriter warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the underwriter warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the underwriter warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of common stock, then upon any subsequent exercise of a shares of common stock warrant, the holder will have the right to receive as alternative consideration, for each share of our shares of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the shares of common stock warrant is exercisable immediately prior to such event.

Transferability

In accordance with its terms and subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the underwriter warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the underwriter warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the underwriter warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the underwriter warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the underwriter warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the underwriter warrants or by virtue of the holders’ ownership of shares of common stock, the holders of underwriter warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their underwriter warrants.

UNDERWRITING

Pursuant to the underwriting agreement with H.C. Wainwright & Co., LLC, or the representative, as representative of the underwriters named below, we have agreed to issued and sell, and the underwriters have, severally and not jointly, agreed to purchase, the number of shares of common stock listed opposite their name below, less the underwriting discount, on the closing date, subject to the terms and conditions contained in the underwriting agreement. The underwriting agreement provides that the obligations of the underwriters are subject to certain customary conditions precedent, representations and warranties contained therein.

Underwriter	Number of Shares
H.C. Wainwright & Co., LLC	4,166,667
Total	4,166,667

Pursuant to the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the underwriters’ option to purchase additional shares of common stock described below. The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Discounts, Commissions and Expenses

The underwriters may offer the shares of common stock from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on The Nasdaq Capital Market, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The difference between the price at which the underwriters purchase shares from us and the price at which the underwriters resell such shares may be deemed underwriting compensation. If the underwriters effect such transactions by selling shares of common stock to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option to purchase up to an additional 625,000 shares of common stock (up to 15% of the shares of common stock in this offering) at the public offering price, less the underwriting discount. The option is exercisable for 30 days.

Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.27 per share.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Per Share	Total Without Option	Total with Option
Public offering price	$25,000,002.00	$28,750,002.00
Underwriting discounts and commissions payable by us	$1,875,000.15	$2,156,250.15
Proceeds, before expenses, to us	$23,125,001.85	$26,593,751.85

We have also agreed to pay the representative a management fee equal to 1% of the aggregate gross proceeds in this offering. In addition, we have agreed to reimburse the expenses of the representative in the non-accountable sum of $40,000 in connection with this offering, reimburse the expenses of the underwriters, including its legal fees, up to $100,000 in connection with this offering, and $12,900 for the clearing expenses of the representative in connection with this offering. We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000 and is payable by us.

Underwriter Warrants

We have agreed to issue underwriter warrants to purchase up to 270,833 shares of common stock (311,458 shares if the underwriters exercise their option to purchase additional shares in full) to the representative (or its designees), which represents 6.5% of the number of shares of common stock being sold in this offering, as part of the compensation payable to the underwriters in connection with this offering. The exercise price per share of the underwriter warrants is $7.50 (equal to 125% of the public offering price per share for the shares of common stock sold in this offering) and the underwriter warrants have a term of five years from the date of effectiveness of this offering. The underwriter warrants will be exercisable immediately. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the underwriter warrants.

Tail Financing Payments

In the event that any investors that participate in this offering provide any capital to us in a public or private offering or capital-raising transaction within 3 months following the expiration or termination of our engagement of the representative, we shall pay the representative a tail fee consisting of (a) 7.5% in cash fees and (b) 6.5% warrant coverage with respect to such capital.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed to not sell any shares of our common stock or any securities convertible into or exercisable or exchangeable into share of common stock, subject to certain exceptions, for a period of 30 days after the date of this prospectus supplement unless we obtain a prior written consent of the representative. This consent may be given at any time without public notice, and the representative may consent in its sole discretion. The exceptions to the restriction include, among other things, issuance of any shares of our capital stock or securities convertible into shares of our capital stock that are issued as consideration in an acquisition, merger or similar strategic transaction approved by a majority of the disinterested directors, provided that such securities are issued as “restricted securities” as defined in Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith within thirty (30) days after the date of this prospectus, and provided that any such issuance shall only be to a person providing us business synergies and additional benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

In addition, subject to certain limited circumstances, each of our directors and executive officers has entered into a lock-up agreement with the representative. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, unless such directors and executive officers obtain prior written consent of the representative for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice, and the representative may consent in its sole discretion. Such lock-up restriction does not apply to any shares of common stock acquired in this offering by our directors and executive officers.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in connection with our common stock.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The representative served as our exclusive placement agent in connection with our registered direct offerings that we completed in March 2020, for which it received compensation. In addition, pursuant to a letter agreement with us (the “Letter Agreement”), effective as of July 1, 2020, the representative agreed to waive certain rights of first refusal. In exchange for such waiver, pursuant to the Letter Agreement, we paid to the representative on July 1, 2020 (A) an aggregate of $1,531,190, representing 8.5% of the cash proceeds received by us through such date from the exercise of certain warrants to purchase common stock issued by us on March 13, 2020 and March 23, 2020 (collectively, the “March Warrants”) and (B) placement agent warrants to purchase an aggregate of 923,000 shares of common stock, representing 6.5% of the shares of common stock issued pursuant to the exercise of the March Warrants through such date. In addition, we may in the future pay to the representative (i) a cash fee of 8.5% of the cash proceeds received by us from any exercise of the remaining March Warrants and (ii) warrants to purchase that number of shares of common stock equal to 6.5% of the shares of common stock issued pursuant to any exercises of the remaining March Warrants.

Transfer Agent

The transfer agent of our common stock is Issuer Direct Corporation. Their address is One Glenwood Ave, Suite 1001 Raleigh, NC 27603

Nasdaq Capital Market listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “AYTU.”

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LEGAL MATTERS

Certain United States legal matters in connection with this offering will be passed upon on our behalf by Dorsey & Whitney LLP, Salt Lake City, Utah. H.C. Wainwright & Co. is being represented in connection with this offering by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. as of June 30, 2020 and 2019, and for each of the two years in the period ended June 30, 2019 have been audited by Plante & Moran, PLLC, independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Neos Therapeutics, Inc. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 incorporated into this prospectus supplement by reference from Form 8-K of Aytu BioScience, Inc. dated December 10, 2020, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this prospectus supplement and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at www.arbutusbio.com. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus supplement is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offerings under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on October 6, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020; and

●	our Current Reports on Form 8-K filed with the SEC on July 2, 2020, December 2, 2020, December 8, 2020, December 10, 2020, December 10, 2020 and December 14, 2020; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Aytu BioScience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
(720) 437-6580

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus

PROSPECTUS

$100,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

We may offer for sale from time to time, either separately or together in one or more offerings, our debt securities, common stock, preferred stock, warrants, rights, and units (collectively, the “securities”).

The specific terms of any securities to be offered will be contained in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in any securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

We may offer and sell the securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections entitled “About this Prospectus” and “Plan of Distribution” for more information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AYTU.” On June 1, 2020, the last reported sale price for our common stock was $1.58 per share. Each prospectus supplement to this prospectus will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, any applicable prospectus supplement or any related free writing prospectus, and in any documents incorporated by reference herein or therein before investing in our securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 17, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that Aytu BioScience, Inc., a Delaware corporation, which is also referred to as the “Company,” “Aytu,” “we,” “us,” “ourselves” and “our,” has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration procedure. Under this procedure, we may offer and sell at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

To understand the terms of the securities offered by this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, you should carefully read this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, and any documents incorporated by reference herein or therein. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference. You should also read the documents referred to under the heading “Where You Can Find More Information” for information regarding us and our financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare and distribute a prospectus supplement that will describe the specific amounts, prices and terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

A prospectus supplement will also contain, with respect to the securities being offered thereby, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

Any underwriters, dealers or agents participating in any offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at https://irdirect.net/AYTU/sec_filings. This reference to our Internet address is for informational purposes only and the information contained on or accessible through such Internet address is not and shall not be deemed to be incorporated by reference into this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 4, 2020;

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on September 26, 2019;

●	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 filed with the SEC on November 14, 2019, February 14, 2020 and May 15, 2020, respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 2, 2019, September 18, 2019, October 15, 2019, October 15, 2019 (as amended on January 10, 2020), November 4, 2019 (as amended on November 4, 2019, as further amended on November 7, 2019), November 12, 2019, November 26, 2019, December 2, 2019, December 11, 2019, January 15, 2020, January 24, 2020, February 13, 2020, February 14, 2020 (as amended on February 26, 2020), February 21, 2020, March, 12, 2020, March 13, 2020, March 13, 2020, March 19, 2020, March 20, 2020, March 23, 2020, March 25, 2020, April 1, 2020, April 3, 2020, April 15, 2020, April 16, 2020, April 24, 2020 and June 1 2020; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including https://irdirect.net/AYTU/sec_filings, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Aytu BioScience, Inc.
373 Inverness Parkway, Suite 206
Englewood, Colorado 80112
(720) 437-6580

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, December 31, 2019 and March 31, 2020, and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

We are a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant healthcare needs in both prescription and consumer health categories. Through the Company’s heritage prescription business, we currently market a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup.

The Company’s recently acquired prescription pediatric portfolio includes (i) AcipHex® Sprinkle™, a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor; (ii) Cefaclor, a second-generation cephalosporin antibiotic suspension; (iii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iv) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. We use our pediatric portfolio in our commercialization efforts in order to leverage our internal commercial infrastructure and national sales force.

In February 2020, we acquired Innovus Pharmaceuticals (“Innovus”), a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men’s and women’s health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men’s health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the Company’s proprietary Beyond Human® marketing and sales platform.

On March 10, 2020, we announced the licensing of a COVID-19 IgG/IgM Rapid Test from L.B. Resources, Ltd. The test is intended for professional use and delivers clinical results between 2 and 10 minutes at the point-of-care. This exclusive agreement grants Aytu the exclusive right to distribute the product in the United States for a period of three years, with additional three-year autorenewals thereafter. The COVID-19 IgG/IgM Rapid Test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma. We have made an additional investment to further our interest in fighting the COVID-19 pandemic by signing an exclusive licensing agreement with Cedars-Sinai Medical Center for a medical device platform technology called Healight™. This technology, which has been studied in the laboratory setting, is being investigated as a potential treatment for COVID-19 in hospitalized patients. In collaboration with researchers from the Medically Associated Science and Technology Program (MAST), we expect to advance the development of Healight in the near term.

Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets.

Key Product Highlights

Primary Care Rx Portfolio

Prior to November 1, 2019, we were focused on the commercial development of the following three primary care focused products:

●	Natesto® – In 2016, we acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, including a license to four Orange Book-listed patents. The recorded chain of title from the inventor to the assignee of these four patents is incomplete, but the licensor Acerus is obligated to complete it. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.7 billion market accounting for nearly 7 million prescriptions annually. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

●	ZolpiMist® – In June 2018, we acquired an exclusive U.S. license to ZolpiMist®. ZolpiMist is an FDA-approved prescription product that is indicated for the short-term treatment of insomnia, and is the only oral spray formulation of zolpidem tartrate - the most widely prescribed prescription sleep aid in the U.S. ZolpiMist® is not covered by any U.S. patents. ZolpiMist® is commercially available and competes in the non-benzodiazepine prescription sleep aid category, a $1.8 billion prescription drug category with over 43 million prescriptions written annually. Thirty million prescriptions of zolpidem tartrate (Ambien®, Ambien® CR, Intermezzo®, Edluar®, ZolpiMist®, and generic forms of immediate-release, controlled release, and orally dissolving tablet formulations) are written each year in the U.S., representing almost 70% of the non-benzodiazepine sleep aid category. Approximately 2.5 million prescriptions are written for novel formulations of zolpidem tartrate products (controlled release and sublingual tablets). We intend to integrate ZolpiMist® into our sales force’s promotional efforts as an adjunct product to Natesto as there is substantial overlap of physician prescribers of both testosterone and prescription sleep aids.

●	Tuzistra® XR – In November 2018, we acquired U.S. rights to be supplied and to market Tuzistra XR from Tris Pharma, Inc., the only FDA-approved 12-hour codeine-based antitussive. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Tuzistra XR is a patented combination of codeine, an opiate agonist antitussive, and chlorpheniramine, a histamine-1 receptor antagonist, indicated for relief of cough and symptoms associated with upper respiratory allergies or a common cold in adults aged 18 years and older. Tuzistra XR is protected by two Orange Book-listed patents extending to 2027 and 2029 owned by Tris Pharma, subject to a security interest to Deerfield Management, and multiple pending patents. Aytu benefits from the patent portfolio through its supply and marketing relationship with Tris Pharma and not by license or ownership of the patents. According to MediMedia, the US cough cold prescription market is worth in excess of $3 billion at current brand pricing, with 30-35 million annual prescriptions. This market is dominated by short-acting treatments, which require dosing 4-6 times a day. Tuzistra XR was developed using Tris Pharma’s liquid sustained release technology, LiquiXR®, which allows for extended drug delivery throughout a 12-hour dosing period.

The Pediatric Rx Portfolio

In November 2019 we acquired a portfolio of pediatric primary care products (the “Commercial Portfolio”) from Cerecor, Inc. in order to expand our portfolio of commercial-stage products and further leverage our commercial infrastructure and sales force. Through this acquisition the Company now commercializes nine prescription products and sells directly to pediatric and primary care physicians throughout the U.S.

The Commercial Portfolio contains established prescription products competing in markets exceeding $8 billion in annual U.S. sales. Each product has distinct clinical features and patient-friendly benefits and are indicated to treat common pediatric and primary care conditions.

●	AcipHex® Sprinkle™ (rabeprazole sodium) – AcipHex Sprinkle is a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor. AcipHex Sprinkle is indicated for the treatment of gastroesophageal reflux disease (GERD) in pediatric patients 1 to 11 years of age for up to 12 weeks. Aytu does not own or license any patents covering this product.

●	Cefaclor (cefaclor oral suspension) – Cefaclor for oral suspension is a second-generation cephalosporin antibiotic suspension and is indicated for the treatment of numerous common infections caused by Streptococcus pneumoniae, Haemophilus influenzae, staphylococci, and Streptococcus pyogenes, and others. Aytu does not own or license any patents covering this product.

●	Flexichamber® – Flexichamber is an anti-static, valved collapsible holding chamber intended to be used by patients to administer aerosolized medication from most pressurized metered dose inhalers (MDIs) such as commonly used asthma medications. Aytu does not own or license any patents covering this product.

●	Karbinal® ER (carbinoxamine maleate extended-release oral suspension) – Karbinal ER is an H1 receptor antagonist (antihistamine) indicated to treat various allergic conditions including seasonal and perennial allergic rhinitis, vasomotor rhinitis, and other common allergic conditions. Aytu does not own or license any patents covering this product.

●	Poly-Vi-Flor® and Tri-Vi-Flor® – Poly-Vi-Flor and Tri-Vi-Flor are two complementary prescription fluoride-based supplement product lines containing combinations of vitamins and fluoride in various oral formulations. These prescription supplements are prescribed for infants and children to treat or prevent fluoride deficiency due to poor diet or low levels of fluoride in drinking water and other sources. While Aytu does not own or license any patents covering these products, we have an exclusive supply relationship for the use of Metafolin® in pediatric products and which is a patented ingredient in Poly-Vi-Flor and Tri-Vi-Flor.

Aytu Consumer Health Portfolio

Our consumer health subsidiary markets over 35 products in the U.S. and more than 10 in multiple countries around the world through 5 international commercial partners. The following represents the core products:

●	Vesele®

●	UriVarx®

●	FlutiCare®*

●	Apeaz®*

●	Diabasens®

●	Prostagorx®

●	Sensum+®

●	Trexar®*

In addition, we currently expect to launch in the U.S. the following products in 2020, subject to the applicable regulatory approvals, if required:

●	Musclin® is a proprietary supplement made of two FDA Generally Recognized As Safe (GRAS) approved ingredients designed to increase muscle mass, endurance and activity (first half of 2020). The main ingredient in Musclin® is a natural activator of the transient receptor potential cation channel, subfamily V, member 3 (TRPV3) channels on muscle fibers responsible to increase fibers width resulting in larger muscles;

●	Regenerum™* is a proprietary product containing two natural molecules: the first is an activator of the TRPV3 channels resulting in the increase of muscle fiber width, and the second targets a different unknown receptor to build the muscle’s capacity for energy production and increases physical endurance, allowing longer and more intense exercise. Regenerum™ is being developed for patients suffering from muscle wasting. We currently expect to launch this product in 2020 pending successful clinical trials in patients with muscle wasting or cachexia;

●	Octiq™* is an expected FDA ophthalmic OTC monograph compliant product for the treatment of eye redness and eye lubrication (early 2020); and

●	Regoxidine™* is an ANDA approved 5% Minoxidil foam for men and women for hair growth on the top of the scalp (first half 2020).

* Aytu does not own or license any patents covering these products.

The COVID-19 IgG/IgM Rapid Tests

The Company has signed distribution agreements to distribute two similar COVID-19 IgG/IgM rapid tests. Both tests are serology-based rapid tests detecting IgG and IgM antibodies specific to the COVID-19 virus. We initially licensed a rapid test from L.B. Resources, Limited (a Hong Kong Corporation). We added a second rapid test by signing a distribution agreement with Singapore-based Biolidics, Limited. Aytu does not own or license any patents covering the COVID-19 IgG/IgM rapid tests.

These tests are intended for professional use and deliver clinical results between 2 and 10 minutes at the point-of-care.

The COVID-19 IgG/IgM rapid test are solid phase immunochromatographic assays used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the COVID-19 in human whole blood, serum or plasma. Both tests have been clinically validated and can be distributed in the United States following the Company’s notification of our intent to distribute the tests.

Features of the COVID-19 IgG/IgM Rapid Tests:

●	Results reported rapidly

●	Facilitates patient treatment decisions quickly

●	Simple, time-saving procedure

●	Small specimens, only 5 µL of serum/plasma or 10 µL of whole blood specimens required

●	All necessary reagents provided & no equipment needed

●	High sensitivity and specificity

We have extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will continue to build a substantial portfolio of complementary products.

Our Strategy

In the near-term, we expect to create value for shareholders by implementing a focused strategy of increasing sales of our prescription therapeutics while leveraging our commercial infrastructure. Further, we expect to increase sales of our newly acquired consumer healthcare product portfolio following the closing of our acquisition of Innovus Pharmaceuticals. Additionally, we expect to expand both our Rx and consumer health product portfolios through continuous business and product development. Finally, we expect to identify operational efficiencies identified through our recent transactions and implement expense reductions accordingly.

Corporate Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to COVID-19

We are relying on FDA policies and guidance provisions that have changed very recently, and may continue to change, and relate directly to the COVID-19 health crisis. If we misinterpret this guidance or the guidance changes unexpectedly and/or materially, potential sales of the COVID-19 tests would be impacted.

The U.S. Food and Drug Administration (FDA) issued non-binding guidance for manufacturers relating to the pathway to enable FDA approval for devices related to testing for COVID-19 under an Emergency Use Authorization (EUA). Following the issuance of the initial published guidance, on March 16, 2020, revised guidance specific to COVID-19 “antibody tests” was issued. Newer guidance was published on May 4, 2020 further describing the requirements for serology tests to continue to be marketed under an Emergency Use Authorization. If our interpretation of the newly revised guidance is incorrect or specifics around the guidance change, the sales of the COVID-19 test could be materially impacted.

If our recently licensed COVID-19 IgG/IgM rapid tests do not perform as expected or the reliability of the technology is questioned, we could experience delayed or reduced market acceptance of the tests, increased costs and damage to our reputation.

Our success depends on the market’s confidence that we can provide reliable, high-quality COVID-19 diagnostic tests. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our licensed COVID-19 diagnostic tests may be impaired if they fail to perform as expected or are perceived as difficult to use. Despite quality control testing, defects or errors could occur with the tests.

In the future, if our licensed COVID-19 diagnostic tests experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Such defects or errors could also prompt us to amend certain warning labels or narrow the scope of the use of our diagnostic tests, either of which could hinder our success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in the test could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.

If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, (OSHA), and the Environmental Protection Agency (EPA), and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect our research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workers’ compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.

Our licensed COVID-19 tests have not been manufactured on a high-volume scale and could be subject to unforeseen scale-up risks.

While the manufacturers of the COVID-19 IgG/IgM rapid rests have experience manufacturing diagnostic tests, there can be no assurance that they can manufacture the COVID-19 diagnostic tests at a scale that is adequate for our current and future commercial needs. We may face significant or unforeseen difficulties in securing adequate supply of the COVID-19 diagnostic tests, relating to the manufacturing of the tests. These risks include but are not limited to:

●	Technical issues relating to manufacturing components of the COVID-19 diagnostic tests on a high-volume commercial scale at reasonable cost, and in a reasonable time frame;

●	difficulty meeting demand or timing requirements for orders due to excessive costs or lack of capacity for part or all of an operation or process;

●	changes in government regulations or in quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; and

●	increases in raw material or component supply cost or an inability to obtain supplies of certain critical supplies needed to complete our manufacturing processes.

These and other difficulties may only become apparent when scaling up to the manufacturing process of the COVID-19 diagnostic tests to a more substantive commercial scale. In the event the tests cannot be manufactured in sufficient commercial quantities or manufacturing is delayed, our future prospects could be significantly impacted and our financial prospects could be materially harmed.

Our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of the COVID-19 diagnostic tests that could result in delays or shortfalls in our production. Suppliers may also face similar delays or shortfalls. In addition, suppliers’ production processes may have to change to accommodate any significant future expansion of manufacturing capacity, which may increase suppliers’ manufacturing costs, delay production of diagnostic tests, reduce our product gross margin and adversely impact our business. If we are unable to keep up with demand for the COVID-19 diagnostic test by successfully securing supply and shipping our diagnostic tests in a timely manner, our revenue could be impaired, market acceptance for the test could be adversely affected and our customers might instead purchase our competitors’ diagnostic tests.

We have relied and expect to continue to rely on third parties to conduct studies of the COVID-19 diagnostic tests that will be required by the FDA or other regulatory authorities and those third parties may not perform satisfactorily.

Although we intend to sell the COVID-19 IgG/IgM rapid tests by virtue of recent FDA guidance allowing for reduced product clinical and analytical studies, we have relied on third parties, such as independent testing laboratories and hospitals, to conduct such studies. Our reliance on these third parties will reduce our control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. We cannot control whether they devote sufficient time, skill and resources to our studies. Our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for additional diagnostic tests.

If the manufacturers’ delivery of the COVID-19 tests and the required clinical data is delayed, then our ability to obtain necessary regulatory approvals and/or authorizations to distribute the COVID-19 tests will be impaired, which will adversely affect our business plans.

While the FDA has provided a path forward to begin selling the COVID-19 tests on an expedited basis, we are still required to provide the FDA with data concerning the validation of the tests and to satisfy certain labeling conditions. If the manufacturers are delayed in delivering to us the COVID-19 tests and related validation data, we will, in turn, be delayed in obtaining FDA authorization or approval required before we can begin selling the COVID-19 tests. Any such delays will adversely affect our business plans.

We rely on third parties to manufacture the COVID-19 tests for us and if such third party refuses or is unable to supply us with the COVID-19 test, our business will be materially harmed.

We rely on third parties to manufacture the COVID-19 diagnostic tests, which manufacturers licenses their rights from the owners of the intellectual property underlying the COVID-19 tests. If any issues arise with respect to the manufacturers’ ability to manufacture and deliver to us the COVID-19 tests, our business could be materially harmed.

While we have obtained an exclusive distribution agreement for the right to commercialize one of the COVID-19 test in the United States, Canada and Mexico, the manufacturer has no obligation to supply us with a minimum amount of, or any, COVID-19 tests. The manufacturer may choose not to supply us with a sufficient quantity of such tests in order to supply such tests to other distributors, or for any reason. In addition, the manufacturer may be unable to provide us with an adequate supply of COVID-19 tests for various reasons, including, among others, if it becomes insolvent, if a United States regulatory authority or other governments block the import or sale of the COVID-19 tests, if it fails to maintain its rights to manufacture the COVID-19 test, or if the owner of the underlying intellectual property fails to adequately maintain such intellectual property.

If there is little or no demand for the COVID-19 tests our business could be materially harmed.

While we have received a number of inquiries regarding the COVID-19 tests and expect to receive orders upon our receipt of a supply of COVID-19 tests, there is no guarantee that such inquiries will result in customer orders. If no orders for COVID-19 tests are made, our business will be materially harmed.

Our business may be adversely affected by the effects of the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. It has since spread to multiple other countries; and, in March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. This pandemic has adversely affected or has the potential to adversely affect, among other things, the economic and financial markets and labor resources of the countries in which we operate, our manufacturing and supply chain operations, research and development efforts, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers, and the demand for some of our marketed products.

The COVID-19 pandemic has resulted in travel and other restrictions to reduce the spread of the disease, including governmental orders across the globe, which, among other things, direct individuals to shelter at their places of residence, direct businesses and governmental agencies to cease non-essential operations at physical locations, prohibit certain non-essential gatherings, maintain social distancing, and order cessation of non-essential travel. As a result of these recent developments, we have implemented work-from-home policies for a significant part of our employees. The effects of shelter-in-place and social distancing orders, government-imposed quarantines, and work-from-home policies may negatively impact productivity, disrupt our business, and delay our business timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. Such restrictions and limitations may also negatively impact our access to regulatory authorities (which may be affected, among other things, by travel restrictions and may be delayed in responding to inquiries, reviewing filings, and conducting inspections). The COVID-19 pandemic may also result in the loss of some of our key personnel, either temporarily or permanently. In addition, our sales and marketing efforts may be impacted by postponement of face-to-face meetings and restrictions on access by non-essential personnel to hospitals or clinics, all of which could slow adoption and implementation of our marketed products, resulting in lower net product sales. For example, while the impact of shelter-in-place and social distancing orders, physicians’ office closures, and delays in the treatment of patients following the COVID-19 pandemic on our net product sales of our products for the three months ended March 31, 2020 was limited, overall demand was lower in April 2020 compared to the same period of 2019. In addition to other potential impacts of the COVID-19 pandemic on net product sales, we expect to see continued adverse impact on new patient starts for all products while these measures remain in place. See Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations” for a discussion of our net product sales. Demand for some or all of our marketed products may continue to be reduced while the shelter-in-place or social distancing orders are in effect and, as a result, some of our inventory may become obsolete and may need to be written off, impacting our operating results. These and similar, and perhaps more severe, disruptions in our operations may materially adversely impact our business, operating results, and financial condition.

Quarantines, shelter-in-place, social distancing, and similar government orders (or the perception that such orders, shutdowns, or other restrictions on the conduct of business operations could occur) related to COVID-19 or other infectious diseases are impacting personnel at our research and manufacturing facilities, our suppliers, and other third parties on which we rely, and may impact the availability or cost of materials produced by or purchased from such parties, which could result in a disruption in our supply chain.

In addition, infections and deaths related to COVID-19 may disrupt the United States’ healthcare and healthcare regulatory systems. Such disruptions could divert healthcare resources away from, or materially delay, FDA review and potential approval of our marketed products. It is unknown how long these disruptions could continue. Further, while we are focused on therapies to address the COVID-19 pandemic, our other product candidates may need to be de-prioritized. Any elongation or de-prioritization of our other products could materially affect our business.

While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, it is currently resulting in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for us to access capital if needed. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. The global COVID-19 pandemic continues to rapidly evolve. The ultimate impact of this pandemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, healthcare systems, or the global economy as a whole. These effects could have a material impact on our operations. To the extent the COVID-19 pandemic adversely affects our business, prospects, operating results, or financial condition, it may also materially affect our business.

Risks Related to the Healight Technology

We must rely on a third party to develop and commercialize the Healight Technology.

We must rely on Cedars-Sinai Medical Center to conduct testing and clinical trials of the Healight Technology (“Healight”). As a result, we are expected to remain dependent on a third party to conduct ongoing trials and the timing and completion of these trials will be partially controlled by such third party and may result in delays to the Healight development program. Nevertheless, we are responsible for ensuring that each of the trials is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards and our reliance on a third party does not relieve us of our regulatory responsibilities. If we or Cedars-Sinai Medical Center fail to comply with applicable requirements, the FDA may require to perform additional clinical tests.

There is no guarantee that Cedars-Sinai Medical Center will devote adequate time and resources to the Healight development activities or perform as contractually required. Furthermore, Cedars-Sinai Medical Center may also have relationships with other entities, some of which may be our competitors. If Cedars-Sinai Medical Center fails to meet expected deadlines, adhere to our clinical protocols, meet regulatory requirements, or otherwise performs in a substandard manner, or terminates its engagement with us, the timelines for the Healight technology development may be extend, delayed, suspended, or terminated.

The development of Healight faces uncertainties related to testing.

The development of Healight is based on scientific hypotheses and experimental approaches that may not lead to desired results. It is possible that the timeframe for obtaining proof of principle and other results may be considerably longer than originally anticipated, or may not be possible given time, resource, financial, strategic, and collaborator constraints. Success in one stage of testing is not necessarily an indication that the Healight program will succeed in later stages of testing and development. The discovery of unexpected side effects, inability to increase scale of manufacture, market attractiveness, regulatory hurdles, competition, as well as other factors may make the Healight technology unattractive of unsuitable for human use.

Risks Related to our Bylaws

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, including claims under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act, or the Securities Act of 1933, as amended, or the Securities Act, or the respective rules and regulations promulgated thereunder.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless otherwise mentioned or unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title of the series of debt securities;

●	any limit upon the aggregate principal amount that may be issued;

●	the maturity date or dates;

●	the form of the debt securities of the series;

●	the applicability of any guarantees;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

●	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

●	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

●	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

●	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

●	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

●	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

●	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

●	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

●	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

●	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

●	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

●	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

●	any restrictions on transfer, sale or assignment of the debt securities of the series; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, of such series of debt securities due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

●	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may change an indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;

●	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of any debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	pay principal of and premium and interest on any debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange of any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities, and any claim, controversy or dispute arising under or related to the indenture or the debt securities, will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. For a more detailed description of our capital stock, you should read the applicable provisions of the Delaware General Corporation Law, or DGCL, and our charter and bylaws.

Our certificate of incorporation provides that we may issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and up to 50,000,000 shares of preferred stock, par value $0.0001 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of June 1, 2020, there were 120,614,876 shares of our common stock outstanding and no shares of our preferred stock outstanding. Under Delaware law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Holders of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock. The outstanding shares of common stock are, and any shares offered by this prospectus will be when issued and paid for, fully paid and nonassessable.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. In uncontested elections, directors are elected by a majority of all of the votes cast in the election of directors, and in contested elections, directors are elected by a plurality of all of the votes cast in the election of directors.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue, at any time and from time to time, up to 50,000,000 shares of our preferred stock in one or more classes or series. Each such class or series shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by our board of directors and set forth in articles supplementary relating to such class or series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on common stock.

A prospectus supplement, relating to any offered class or series of preferred stock, will specify the following terms of such class or series, as applicable:

●	the designation and par value of such class or series of preferred stock,

●	the number of shares of such class or series of preferred stock offered, the liquidation preference per share and the offering price of such class or series of preferred stock,

●	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,

●	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,

●	the provision for a sinking fund, if any, for such class or series of preferred stock,

●	the provision for redemption, if applicable, of such class or series of preferred stock,

●	any listing of such class or series of preferred stock on any securities exchange,

●	the preemptive rights, if any, of such class or series of preferred stock,

●	the terms and conditions, if applicable, upon which shares such class or series of preferred stock will be convertible into shares of our common stock or shares of any other class or series of our stock or other securities, including the conversion price (or manner of calculation thereof),

●	a discussion of any additional material federal income tax consequences applicable to an investment in such class or series of preferred stock,

●	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,

●	any limitations on issuance of any class or series of stock ranking senior to or on parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,

●	any voting rights of such class or series of preferred stock, and

●	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.

Transfer Agent and Registrar

The transfer agent of our common stock is Issuer Direct Corporation. Their address is 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560.

DESCRIPTION OF OTHER SECURITIES

Warrants

We may issue warrants to purchase the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement. As of June 1, 2020, the following warrants were outstanding:

●	255,055 warrants, issued between February of 2016 and August of 2017, exercisable into 255,055 shares of the Aytu common stock, with a weighted-average strike price of $122.55 and a weighted average expiration date of July 2022;

●	1,627,606 warrants, issued in March of 2018, exercisable into 1,627,606 shares of Aytu common stock, with a $10.80 strike price and set to expire in March 2023;

●	4,191,599 warrants issued in October 2018, exercisable into 4,191,599 shares of Aytu common stock, with a $1.50 strike price and set to expire in October 2023;

●	508,696 Placement Agent Warrants issued March 13, 2020, exercisable into 508,696 shares of Aytu common stock with a $1.4375 strike price and set to expire in March 2025;

●	3,000,000 warrants issued March 13, 2020, exercisable into 3,000,000 shares of Aytu common stock, with a $1.25 strike price and set to expire in March 2021;

●	1,040,000 Placement Agent Warrants issued March 13, 2020, exercisable into 1,040,000 shares of Aytu common stock with a $1.5625 strike price and set to expire in March 2025;

●	11,339,187 warrants issued March 23, 2020, exercisable into 11,339,187 shares of Aytu common stock, with a $1.47 exercise price, and set to expire in March 2021;

●	815,047 Placement Agent Warrants issued March 23, 2020, exercisable into 815,047 shares of Aytu common stock, with a $1.9938 strike price and set to expire in March 2025; and

●	348,103 warrants assumed as part of the February 14, 2020 Merger with Innovus Pharmaceuticals, Inc., exercisable into approximately 389,000 shares of Aytu common stock, with a weighted-average strike price of $22.81 and a weighted-average expiration date of March 2024.

Each of these warrants entitles the holder to purchase one share of common stock at prices ranging between $1.25 and $3,120, as converted, per share, with a weighted average exercise price of $3.78 per share. Certain of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations. Certain of these warrants contain a provision requiring a reduction to the exercise price in the event we issue common stock, or securities convertible into or exercisable for common stock, at a price per share lower than the warrant exercise price.

Rights

We may issue rights to purchase our common stock, preferred stock, or warrants in one or more series. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriters will purchase any of the offered securities remaining unsubscribed after the expiration of the rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and an applicable prospectus supplement to our shareholders on the record date that we set for receiving rights in the rights offering.

The particular terms and provisions of the rights offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

●	the title of the rights;

●	the securities for which the rights are exercisable;

●	the exercise price for the rights;

●	the date of determining the security holders entitled to the rights distribution;

●	the number of the rights issued to each security holder;

●	the extent to which the rights are transferable;

●	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights;

●	the date on which the right to exercise the rights shall commence, and the date on which the rights shall expire (subject to any extension);

●	the conditions to completion of the rights offering;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the rights;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the right.

Units

We may issue units comprised of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

●	the designation and aggregate number of units offered;

●	the price at which the units will be offered;

●	the currency or currencies in which the units are denominated;

●	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	the number of securities that may be purchased upon exercise of each unit and the price at which the currency or currencies in which that amount of securities may be purchased upon exercise of each unit;

●	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the units or of the securities comprising the units; and

●	any other material terms of the units.

We reserve the right to set forth in a prospectus supplement specific terms of the units that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the units described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such units.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through any combination of these methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may issue securities to other companies or their security holders to acquire those companies or equity interests in those companies, or to acquire assets of those companies, through mergers or consolidations with us or any of our subsidiaries, or through the exchange of our securities for securities of the other companies, or through the exchange of assets of other companies for our securities, or through similar transactions. We may also issue securities to third parties to acquire patents or other intellectual property or licenses or similar rights to use patents or other intellectual property.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters or dealers, if any;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

By Underwriters

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

By Direct Sales

We may also directly sell securities offered by this prospectus. In this case, no underwriters or agents would be involved. We will describe the terms of those sales in the applicable prospectus supplement.

Electronic Auctions

We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of the securities, you will want to pay particular attention to the description of that system we will provide in an applicable prospectus supplement.

The electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which the securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of the electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents, dealers or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Some or all of the securities we offer, other than shares of common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Any underwriters who are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in our common stock, preferred stock, warrants, units and debt securities, as applicable, on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. at June 30, 2019 and 2018, and for each of the two years in the period ended June 30, 2019 have been audited by Plante & Moran, PLLC (successor to EKS&H LLLP), independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The abbreviated financial statements of the Pediatrics Product Portfolio of Cerecor Inc. at September 30, 2019 and December 31, 2018, and for the nine-month period ended September 30, 2019 and for the year ended December 31, 2018, incorporated by reference in Aytu BioScience, Inc.’s Current Report on Form 8-K/A dated January 10, 2020 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such abbreviated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2018 and 2017 and each of the two years in the period ended Decdember 31, 2018 of Innovus Pharmaceuticals, Inc. incorporated by reference in Aytu BioScience Inc.’s Current Report on Form 8-K dated February 14, 2020 have been audited by Hall & Company, an independent registered public accounting firm, as stated in their reports. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

4,166,667 Shares of Common Stock

Underwriter Warrants to Purchase up to 270,833 Shares of Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

December 10, 2020